Exhibit 3.42.1
ARTICLES OF INCORPORATION
OF
HORIZON SHIPPING ENTERPRISES CORPORATION
PURSUANT TO THE MARSHALL ISLANDS BUSINESS CORPORATIONS ACT
     The undersigned, for the purpose of forming a corporation pursuant to the provisions of the Marshall Islands Business Corporations Act, does hereby make, subscribe, acknowledge and file with the Registrar of Corporation this instrument for that purpose, as follows:
A.	The name of the Corporation shall be:
HORIZON SHIPPING ENTERPRISES CORPORATION
B.	The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act.

C.	The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

D.	The aggregate number of shares of stock that the Corporation is authorized to issue is Fifty Thousand (50,000) registered shares with a par value of One US Dollar (US$1.00) per share.

E.	The Corporation shall have every power which a Corporation now or hereafter organized under the Marshall Islands Business Corporations Act may have.

F.	The name and address of the incorporator is:

Name	Post Office Address
Majuro Nominees Ltd.	P.O.Box 1405
Majuro
Marshall Islands

G.	The Board of Directors as well as the shareholders of the Corporation shall have the authority to adopt, amend or repeal the bylaws of the corporation.

H.	Corporate existence shall begin upon filing these Articles of Incorporation with the Registrar of Corporations as of the filing date stated on these Articles.

IN WITNESS WHEREOF, I have executed this instrument on October 12, 2005.

Majuro Nominees Ltd. Incorporator
by: